UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INTERVOICE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Below is the portion of the script for the introduction by Intervoice, Inc. of its board of directors prior to commencement of its 2007 annual meeting of shareholders. This portion of the script may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.
INTERVOICE, INC.
SCRIPT
FOR
2007 ANNUAL MEETING
BOB RITCHEY
Welcome to the 2007 Annual Meeting of Shareholders of Intervoice, Inc. I am Bob Ritchey, the Company’s President and Chief Executive Officer and a member of the Board of Directors. Today's agenda will follow this format; first we will conduct our official board meeting, this will be followed by management presentations and we will close with a Q&A session. Before we open the meeting, I would like to take this opportunity to introduce a few members of our audience, including the other members of our Board of Directors. To begin with, I would like to welcome three new members to our Board. I am sure most of you remember David Brandenburg. David is our former Chairman of the Board and CEO. We are pleased to have David rejoin us as Chairman of the Board, and the Board will certainly benefit from David’s experience and leadership which he amply demonstrated during his prior tenure with the Company. You will have an opportunity to hear David speak later this afternoon. The other new members of our Board are Timothy Harris, the President and Chief Executive Officer of Questia Media, Inc., and Michael Willner, founder and President of Willner Properties Services, Inc. Michael had a previous commitment outside the Country which kept him from joining us today. We believe that Tim and Mike are great additions to our Board and look forward to benefiting from their leadership and wealth of experience. In addition to the new members of our Board, I am pleased to welcome our other directors, Gerald Montry, George Platt and Don Reed. The Board will continue to benefit from their leadership and wealth of experience.